PRESS RELEASE

GE Delivers Record Financial Performance in Fourth Quarter 2004, With 18% Revenue Growth, 18% Earnings Growth and $.51 EPS;
Full-Year Cash Flow Increases 18% to $15.2 Billion

Fairfield, Conn., January 21, 2005 -- GE achieved record fourth-quarter revenues of $43.7 billion, up 18% from fourth quarter 2003, and record fourth-quarter earnings of $5.4 billion, also up 18%, the company announced today. Full-year 2004 earnings were $16.6 billion, up 6% from 2003 earnings before required accounting changes. Cash flow from GE’s operating activities (CFOA) in 2004 increased 18% to $15.2 billion.

“GE had a tremendous fourth quarter and an excellent 2004, as we completed our strategic repositioning and returned to double-digit earnings growth in the quarter,” said GE Chairman and CEO Jeff Immelt.

“In the fourth quarter, nine of our 11 businesses delivered double-digit earnings growth. Industrial sales grew 19%, and our key financial services businesses ended the year with assets up 20% and improved overall portfolio quality. Total orders for the quarter increased 15% over last year, with growth across the board. We are benefiting from strong execution of our growth initiatives and an excellent global economy.

”For the year, nine of our 11 businesses delivered at least double-digit earnings growth and we increased CFOA to $15.2 billion. We made major progress on our portfolio, exceeding our synergy goals for the Amersham and Universal acquisitions, adding capabilities to our water, security and key financial services units, and executing several dispositions, including the initial public offering of Genworth and the sale of 60% of Gecis, our global business processing operation. Revenues from our growth initiatives -- in services and our new platforms, such as security and water -- grew 12% and 17% respectively, and global revenues increased 16%.

“As a result, we’re going into 2005 with excellent momentum,” Immelt said. “We are very confident about achieving 10-15% earnings growth with strong cash flow growth and sustaining this growth into 2006 as well.”

GE will discuss preliminary fourth-quarter and full-year results on a conference call and Webcast to be held at 8:30 a.m. ET today. Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

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Highlights of preliminary fourth-quarter and full-year 2004 results:

•	Fourth-quarter earnings were a record $5.378 billion, up 18% from $4.560 billion in fourth quarter 2003. Earnings per share (EPS) were $.51, up 13% from last year’s $.45. Nine of GE’s 11 businesses - Advanced Materials, Commercial Finance, Consumer Finance, Consumer & Industrial, Equipment & Other Services, Healthcare, Infrastructure, NBC Universal and Transportation - contributed double-digit earnings growth. Earnings of the Insurance segment declined as a result of increases in loss reserves for policies written in prior years and the disposition of several businesses.

•	Fourth-quarter revenues were a record $43.7 billion, up 18% over $37.0 billion in fourth quarter 2003. Industrial sales increased 19% to $24.6 billion, reflecting the impact of acquisitions, solid core growth and lower sales at GE Energy. Financial services revenues rose 16% over last year to $19.2 billion.

•	Full-year 2004 earnings were a record $16.6 billion, up 6% from $15.6 billion before required accounting changes in 2003, with EPS of $1.59 up 3% from last year’s comparable $1.55. Nine of GE’s 11 businesses contributed at least double-digit earnings growth for the year. Net earnings for 2004 of $16.6 billion were 11% higher than $15.0 billion in 2003, which reflected charges of $587 million ($.06 per share) for the cumulative effects of required accounting changes to consolidate special purpose entities and to record asset retirement obligations. Net 2004 EPS of $1.59 were up 7% from $1.49 last year.

•	Full-year revenues grew 14% to $152.4 billion. Industrial sales rose 17% to $82.2 billion, reflecting the impact of acquisitions, solid core growth and lower sales at GE Energy. Financial services revenues increased 10% to $70.8 billion, including the effects of exiting certain Insurance businesses.

•	Cash generated from GE’s operating activities in 2004 totaled $15.2 billion, up 18% from $12.9 billion last year, reflecting a 27% increase in CFOA from industrial businesses and lower GE Capital Services dividends, due principally to lower proceeds from business dispositions.

”GE is in great shape,” Immelt said. “We’ve got great businesses positioned in the right markets with very strong teams driving powerful initiatives. With a great pipeline of technology, billions in contractual services agreements, a rigorous focus on customers and the ability to deliver all of this globally, we are now focused on driving strong organic growth and delivering consistent double-digit growth in earnings and cash flow, with expanding returns on capital.

“This is a great time for GE.”

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Fourth Quarter 2004 Business Highlights

Transportation

•	Received $3.6 billion of new aircraft engine services contracts from customers including Ryanair, Emirates and Alaska Airlines, and locomotive services agreements worth more than $0.4 billion, including the first GE Evolution Series™ services contracts.
•	Received commercial aircraft engine orders totaling $0.6 billion from customers including Embraer, Bombardier and Lufthansa.
•	Received $1.1 billion in Rail orders, including orders for 231 locomotives, of which 140 are GE Evolution Series locomotives, and the first order from the China Ministry of Rail in more than 19 years, for locomotives, parts, signaling and train control systems.
•	Completed more than 4.5 million miles of cumulative active field service for Evolution Series pre-production units, with availability at 97%; completed preparations and commenced full commercial production in January 2005, with a backlog of more than 1,200 units for multi-year delivery.
•	Launched the Engine Exchange program for the CFM56-3 aircraft engine under which Transportation provides “loaner” engines to customers while servicing their own.
•	Completed the first site implementation, at Norfolk Southern Railroad, of Rail’s Precision Dispatch System, which improves on-time performance and enables more efficient use of a railroad’s assets.

Healthcare

•	Increased total orders 25% over fourth quarter 2003 to $4.4 billion, driven by 9% growth in services, 15% growth in ultrasound and $0.8 billion in Biosciences.
•	Received strong orders for new products, including the Volume CT (computed tomography) scanner, the 3T MR (magnetic resonance) scanner, and the Vivid I™ portable ultrasound.
•	Signed a $200 million-plus agreement in the U.K. with Fujitsu Services Ltd., to provide Picture Archiving and Communication System (PACS) technology that will enable the conversion of hospitals and clinics to a new digital system for storing, retrieving and displaying patients’ medical images.
•	Launched HDMR, the world’s first high-definition magnetic resonance (MR) system, which provides unprecedented image clarity for patients such as Parkinson’s sufferers.
•	Received FDA approval for InSightec’s ExAblate 2000, which combines GE’s MR imaging with focused ultrasound to provide non-invasive treatment of uterine fibroids (GE is an equity shareholder in InSightec).
•	Launched LOGIQBook XP, a 10-lb., full-featured, easy-to-use ultrasound system with advanced connectivity that enables clinicians to scan patients virtually anywhere -- even in trauma and surgical settings.

Energy

•	Signed new contractual service agreements totaling $1.1 billion, increasing the number of gas turbines covered by 8% and the number of sites by 4% since the end of 2003.

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•	Increased orders for oil and gas equipment 34% to $1.5 billion, including a $95 million contract for turbines, generator and compressor equipment for the latest expansion of the RasGas (II) facility owned by Ras Laffan Liquefied Natural Gas Company Ltd. in the State of Qatar.
•	Shipped 316 wind turbines in the quarter and received orders for 1,243 1.5-megawatt wind turbines, including the final 100 of a 207-turbine order from MidAmerican Energy Company for its 310.5-megawatt project in Iowa that, when completed this year, will be among the world's largest wind generation facilities.
•	Signed a letter of intent with Calpine Corporation for the joint construction of a power plant based on the 60-Hz H System™, GE's most advanced gas turbine technology.
•	Signed a letter of intent with Cinergy/PSI and Bechtel Corporation to study the feasibility of constructing a commercial Cleaner Coal™ generating station.
•	Received global equipment orders to supply a 1,135-megawatt combined-cycle power plant in Mexico, the first installation of GE's advanced gas turbine technology in Egypt, and hydroelectric equipment for three facilities in China.
•	Shipped 28 heavy-duty gas turbines from Greenville, S.C., and Belfort, France in the quarter compared with 35 in fourth quarter 2003.

Commercial Finance

•	Expanded its transportation finance capabilities with an agreement to acquire $4.2 billion in assets from CitiCapital's Transportation Financial Services Group, serving about 49,000 customers across the U.S. and Canada and financing approximately 196,000 heavy- and medium-duty commercial trucks and trailers.
•	Through CCE Holdings, a joint venture with Southern Union, completed the $2.4 billion acquisition of CrossCountry Energy, the holding company formed from Enron's remaining U.S. gas pipelines.
•	Completed a global vendor financing agreement with Eastman Kodak Company’s Health Imaging Group, through which the manufacturer will offer its customers a full range of GE equipment financing options, including operating and capital leases, loans and customized financing programs.
•	Signed an agreement for the restructuring of NMB-Heller, its working-capital finance joint venture with ING, under which Commercial Finance will buy ING’s 50% stake in Heller GmbH, NMB-Heller’s German unit, broadening its range of financing solutions for German customers and increasing its presence in that country.

Consumer Finance

•	Completed the acquisition of Australian Financial Investments Group (including the Wizard Home Loans brand and distribution network), strengthening GE's presence in the Australian mortgage industry.
•	Completed the purchase of substantially all the assets of Dillard's National Bank, including its private label credit card business, comprising the sixth-largest in-house private label credit card program in the United States and adding 5.5 million active card members to Consumer Finance's customer base.

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•	Teamed with SAM'S CLUB to launch the new Business All-In-One Card for SAM'S CLUB Business Members and Business Plus Members throughout the United States.
•	Launched Kawasaki Motors Retail Finance with Canadian Kawasaki Motors, which will allow Kawasaki dealers in Canada to offer consumers special credit promotions and long-term financing for motorcycles, ATVs, utility vehicles and personal watercraft.

•	Signed a multi-year agreement to extend its retail credit card program with The Men's Wearhouse, representing nearly 700,000 cardholders.

NBC Universal

•	Garnered a domestic box office total of $225 million in the first four weeks of theatrical release with Universal Pictures’ Meet the Fockers, surpassing the entire box office gross of its predecessor, Meet the Parents, by 40%.
•	Generated $72 million at the domestic box office for Ray, which received a Golden Globe nomination for Best Picture and the Golden Globe award for Best Actor.
•	Launched Joey, the quarter’s top-ranking new comedy in the key demographic of adults 18-49; continued NBC's late-night leadership, with Jay Leno and Conan O'Brien leading their respective competitors among adults 18-49 by 25% and 57% respectively.
•	Completed the year with Bravo ranking as the basic cable entertainment network with the highest concentration of affluent viewers, and with Telemundo ranking as the fastest-growing network for U.S. Hispanics in primetime among adults 18-49.
•	Shipped 70 million DVDs and VHS units in the quarter, led by the strength of Van Helsing, The Chronicles of Riddick and The Bourne Supremacy.
•	Launched NBC Weather Plus, the nation's first all-digital broadcast network, which provides local weather, news and information around the clock.

Infrastructure

•	Announced two strategic acquisitions -- Ionics, a global leader in desalination, and Edwards Systems Technology’s fire detection systems business -- and completed a third, InVision Technologies, positioning Infrastructure for growth in the water and security industries.
•	Received certification from the U.S. Transportation Security Administration of its X-ray diffraction (XRD) system for identifying the chemical signatures of explosives on passenger-checked baggage, the first new technology certified by the TSA since 1994.
•	Successfully completed commercial testing for its tamper-evident sea container cargo-security system, which uses RFID (radio frequency identification) wireless technology embedded in a container’s walls to determine if it has been breached during transport.
•	Announced a strategic partnership with China Telecom, the leading company in the world’s largest telecommunications market, to create a new generation of advanced home security technology that will allow residents of China to communicate with their homes through the Internet and cellular phones.

Advanced Materials

•	Announced with Goodyear the new Assurance® tire, with all-weather performance characteristics based on GE's NXT™ silane, a liquid coupling agent developed by GE scientists.
•	Introduced AZDEL™ Rail-Lite™, a breakthrough flame-retardant, high-strength composite material using GE’s advanced Ultem™ resin, and announced a joint development agreement with China Railway Long Dragon New Composite Materials Co., Ltd. to co-develop AZDEL-based components for passenger train interiors as part of China's refurbishing of its national railway system for the 2008 Olympics.

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Consumer & Industrial

•	Drove higher sales in the quarter with leadership from new Profile® appliance launches, energy-saving Ultra™ fluorescent lamps, new Ultramax™ and ProLine™ electronic ballast products, improved market penetration by Reveal® light bulbs and the global strength of industrial product sales.
•	Completed the disposition of its Heating, Ventilation and Air Conditioning/Refrigeration Motor and Capacitor operations to Regal-Beloit Corporation for $380 million.
* * *
GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming, and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements

This document contains "forward-looking statements" - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the behavior of financial markets, including fluctuations in interest rates and commodity prices, from future integration of acquired businesses, from future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation and healthcare industries, from unanticipated loss development in our insurance businesses, and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact: General Electric, Fairfield
David Frail, 203/373.3387
 david.frail@ge.com

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Fourth quarters ended December 31	2004	2003	V %	2004	2003	V %	2004	2003	V %
Revenues
Sales of goods and services	$25,334	$21,144		$24,572	$20,581		$830	$646
Earnings of GECS	-	-		2,387	2,275		-	-
GECS revenues from services	17,959	15,627		-	-		18,321	15,872
Other income	413	193		416	187		-	-
Total revenues	43,706	36,964	18%	27,375	23,043	19%	19,151	16,518	16%

Costs and expenses
Cost of sales, operating and administrative expenses	28,277	23,612		20,813	17,388		7,720	6,425
Interest and other financial charges	3,404	2,823		336	236		3,180	2,708
Insurance losses and policyholder and annuity benefits	4,437	3,960		-	-		4,502	3,960
Provision for losses on financing receivables	1,144	953		-	-		1,144	953
Minority interest in net earnings of consolidated affiliates	389	91		247	58		142	33
Total costs and expenses	37,651	31,439	20%	21,396	17,682	21%	16,688	14,079	19%

Earnings before income taxes	6,055	5,525		5,979	5,361		2,463	2,439
Provision for income taxes	(677)	(965)		(601)	(801)		(76)	(164)
Net earnings	$5,378	$4,560	18%	$5,378	$4,560	18%	$2,387	$2,275	5%

Per-share amounts
Diluted earnings per share	$0.51	$0.45	13%
Diluted number of shares	10,626	10,105

Basic earnings per share	$0.51	$0.45	13%
Basic number of shares	10,580	10,053

Dividends declared per share	$0.22	$0.20

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Years ended December 31	2004	2003	V%	2004	2003	V%	2004	2003	V%
Revenues
Sales of goods and services	$84,706	$72,354		$82,214	$70,442		$2,840	$2,228
Earnings of GECS before accounting changes	-	-		8,161	7,754		-	-
GECS revenues from services	66,594	61,231		-	-		67,936	62,051
Other income	1,063	602		1,076	645		-	-
Total revenues	152,363	134,187	14%	91,451	78,841	16%	70,776	64,279	10%

Costs and expenses
Cost of sales, operating and administrative expenses	99,907	83,027		71,368	59,273		29,581	24,555
Interest and other financial charges	11,907	10,825		979	941		11,372	10,262
Insurance losses and policyholder and annuity benefits	15,627	16,369		-	-		15,844	16,369
Provision for losses on financing receivables	3,888	3,752		-	-		3,888	3,752
Minority interest in net earnings of consolidated affiliates	928	310		538	181		390	129
Total costs and expenses	132,257	114,283	16%	72,885	60,395	21%	61,075	55,067	11%

Earnings before income taxes and accounting changes	20,106	19,904		18,566	18,446		9,701	9,212
Provision for income taxes	(3,513)	(4,315)		(1,973)	(2,857)		(1,540)	(1,458)
Earnings before accounting changes	$16,593	$15,589	6%	$16,593	$15,589	6%	$8,161	$7,754	5%
Cumulative effect of accounting changes	-	(587)		-	(587)		-	(339)
Net earnings	$16,593	$15,002	11%	$16,593	$15,002	11%	$8,161	$7,415	10%

Per-share amounts before accounting changes
Diluted earnings per share	$1.59	$1.55	3%
Diluted number of shares	10,445	10,075

Basic earnings per share	$1.60	$1.56	3%
Basic number of shares	10,400	10,019

Per-share amounts after accounting changes
Diluted earnings per share	$1.59	$1.49	7%
Diluted number of shares	10,445	10,075

Basic earnings per share	$1.60	$1.50	7%
Basic number of shares	10,400	10,019

Dividends declared per share	$0.82	$0.77

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

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Summary of Operating Segments (unaudited)
General Electric Company and Consolidated Affiliates

	Three Months Ended December 31			Year Ended December 31
(Dollars in millions)	2004	2003	V %	2004	2003	V %

Revenues
Advanced Materials	$2,322	$1,920	21	$8,290	$7,078	17
Commercial Finance	6,338	5,652	12	23,489	20,813	13
Consumer Finance	4,304	3,541	22	15,734	12,845	22
Consumer & Industrial	3,757	3,457	9	13,767	12,843	7
Energy	5,252	5,708	(8)	17,348	19,082	(9)
Equipment & Other Services	2,490	1,115	F	8,483	4,427	92
Healthcare	4,259	3,320	28	13,456	10,198	32
Infrastructure	952	845	13	3,447	3,078	12
Insurance	6,019	6,210	(3)	23,070	26,194	(12)
NBC Universal	4,341	1,928	F	12,886	6,871	88
Transportation	4,477	3,991	12	15,562	13,515	15
Corporate items and eliminations	(805)	(723)	(11)	(3,169)	(2,757)	(15)

Consolidated revenues	$43,706	$36,964	18	$152,363	$134,187	14

Segment profit (a)
Advanced Materials	$247	$201	23	$710	$616	15
Commercial Finance	1,289	1,148	12	4,465	3,910	14
Consumer Finance	637	506	26	2,520	2,161	17
Consumer & Industrial	200	152	32	716	577	24
Energy	922	1,168	(21)	2,845	4,109	(31)
Equipment & Other Services	475	143	F	607	(419)	F
Healthcare	860	572	50	2,286	1,701	34
Infrastructure	170	131	30	563	462	22
Insurance	(14)	478	U	569	2,102	(73)
NBC Universal	860	536	60	2,558	1,998	28
Transportation	993	815	22	3,213	2,661	21
Total segment profit	6,639	5,850	13	21,052	19,878	6

GE corporate items and eliminations	(324)	(253)	(28)	(1,507)	(491)	U
GE interest and other financial charges	(336)	(236)	(42)	(979)	(941)	(4)
GE provision for income taxes	(601)	(801)	25	(1,973)	(2,857)	31

Earnings before accounting changes	5,378	4,560	18	16,593	15,589	6

Cumulative effect of accounting changes				-	(587)

Consolidated net earnings	$5,378	$4,560	18	$16,593	$15,002	11

(a)
Segment profit always excludes the effects of principal pension plans and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges; certain gains/losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team. Segment profit excludes or includes interest and other financial charges and segment income taxes according to how a particular segment management is measured - excluded in determining operating profit for Advanced Materials, Consumer & Industrial, Energy, Healthcare, Infrastructure, NBC Universal, and Transportation, but included in determining net earnings for Commercial Finance, Consumer Finance, Equipment & Other Services, and Insurance.

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Condensed Statement of Financial Position
General Electric Company and consolidated affiliates

(Dollars in billions)	Consolidated		GE		Financial Services (GECS)
Assets	12/31/04	12/31/03	12/31/04	12/31/03	12/31/04	12/31/03
Cash & marketable securities	$150.8	$135.0	$3.5	$2.0	$147.5	$133.2
Receivables	14.2	10.7	14.5	11.0	-	-
Inventories	9.8	8.8	9.6	8.6	0.2	0.2
GECS financing receivables - net	282.5	247.9	-	-	282.5	247.9
Plant & equipment - net	63.3	53.4	16.7	14.6	46.6	38.8
Investment in GECS	-	-	53.8	45.3	-	-
Goodwill & intangible assets	83.5	55.0	54.7	30.2	28.8	24.8
Other assets	146.2	136.7	38.2	30.4	112.7	109.6

Total assets	$750.3	$647.5	$191.0	$142.1	$618.3	$554.5

Liabilities and equity
Borrowings	$370.9	$329.7	$11.0	$10.9	$361.3	$320.3
Insurance reserves	140.6	136.3	-	-	140.9	136.3
Other liabilities & minority interest	128.5	102.3	69.7	52.0	62.3	52.6
Shareowners' equity	110.3	79.2	110.3	79.2	53.8	45.3

Total liabilities and equity	$750.3	$647.5	$191.0	$142.1	$618.3	$554.5

December 31, 2004 information is unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

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Financial Measures That Supplement GAAP
General Electric Company and consolidated affiliates

We sometimes refer to data derived from consolidated financial information but not required by GAAP to be presented in financial statements. Certain of these data are considered "non-GAAP financial measures" under SEC regulations. Specifically, we have referred to the increase in Industrial CFOA in 2004. Reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure - cash from operating activities - follows.

(Dollars in millions)	YEAR ENDED DECEMBER 31
	2004	2003	V	%

Cash from GE's operating activities as reported	$15,204	$12,925
Less: GECS dividends	3,105	3,435
Cash from GE's operating activities excluding dividends from GECS (Industrial CFOA)	$12,099	$9,490	27%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to compare our cash flow from operating activities for 2004 against 2003 without the impact of GECS dividends, which included proceeds from the Genworth initial public offering in 2004 and other business dispositions in 2004 and 2003.

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